Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), effective as of September 9, 2015, is made and entered into by and between Medytox Solutions, Inc., a Nevada corporation with its principal place of business at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida, 33401, together with its successors and assigns ("Company"), and Jason P. Adams ("Employee"), 11663 Sunrise View Lane, Wellington, Florida, 33449.

WHEREAS, the Company desires to employ Employee on the terms and conditions of this Agreement; and

WHEREAS, Employee desires to be employed by the Company on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

1. Position and Duties. Employee shall serve as the Company's Chief Financial Officer. Employee will report to the Company's Chief Executive Officer. Employee agrees to use his best efforts to perform his duties for the Company diligently and to the best of his ability. Employee shall work exclusively for the Company and will not undertake, either as an owner, director, shareholder, employee, or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Chief Executive Officer. During his employment with the Company, Employee agrees to: (a) devote all of his business time and attention to performing his duties under this Agreement; (b) serve the Company at all times faithfully, diligently and to the best of his ability; (c) use his best efforts to promote the success of the Company's business; (d) cooperate fully in the advancement of the best interests of the Company; and (e) comply with all policies, procedures, and practices established by the Company from time to time and perform services in accordance with all applicable laws.

2. Employment Term. The Company agrees to employ Employee and Employee agrees to be employed by the Company subject to the terms and conditions of this Agreement. The term of this Agreement shall be for a period of two (2) years beginning on September 9, 2015, and shall be renewable for successive one-year Terms, pursuant to the terms and conditions set forth herein unless earlier terminated as provided by Section 4 of this Agreement (the "Employment Term"). Either party may terminate this Agreement upon the expiration of its then-current Employment Term by delivering written notice of his/its intention to the nonterminating party not less than sixty (60) days prior to the expiration of the then-current Employment Term. During the notice period, Employee's Base Salary and Benefits under Section 3 will remain unchanged; provided, however, that Employee must fulfill all duties and responsibilities set forth herein and use his best efforts to train and support any replacement hired by the Company. Failure of Employee to comply with this requirement may result in Termination for Cause (as defined below).

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3. Compensation and Benefits.

(a) Base Salary. The Company shall pay Employee an annual gross salary of $200,000.00, subject to applicable withholdings and deductions, which shall be payable in accordance with the Company's customary payroll practices ("Base Salary"). Employee's Base Salary will be reviewed annually during the Employment Term and may be modified at the Company's discretion.

(b) Vacation, Sick Leave, and Personal Days. Employee will be entitled to annual leave time of three (3) weeks of vacation, five (5) days of sick leave, and five (5) personal days. Vacation time, personal days, and sick leave shall not be accumulated after the end of any year. Employee's use of vacation time shall be subject to the Company's prior approval. Sick leave shall accumulate at the rate of one-half day per month.

(c) Expenses. During his employment with the Company, upon the submission of reasonable supporting documentation by Employee and in accordance with the Company's reimbursement policy, the Company shall reimburse Employee for all reasonable and customary business expenses incurred by Employee in the course of and pursuant to the business of the Company.

(d) Benefits. During his employment with the Company, Employee shall be eligible to participate in all employee benefit plans, policies, programs, and other benefits of the Company generally maintained for Company employees. The Company agrees to pay 100% of the monthly premiums for Employee and his spouse for any medical, vision, and dental benefits. The Company does not guarantee the adoption or continuance of any particular plan or program during the term of Employee's employment and reserves the right to amend or terminate any such plan at any time for any reason. Employee's participation in any benefit plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(e) Bonus Payment. Employee shall be entitled to participate in any annual bonus plan that may be approved by the Chief Executive Officer and the Board of Directors and while there is no guarantee that any Bonus will be granted in the future the Company has adopted a policy subject to cash position and Board approval of making a one off annual Bonus payment to employees in December of each year.

(f) Employee Stock Options. Employee shall be entitled to participate in any employee stock option plan that may be implemented by the Company for an employee as described below.

(i) Employee shall be granted options to purchase 33,000 shares of common stock, par value $.0001 per share (the "Medytox Common Stock"), of the Company on December 31, 2015 and options to purchase 100,000 shares of Medytox Common Stock each December 31 thereafter (if he remains then employed on each such date by the Company) at the prevailing market price per share on the grant date;

(ii) In the event the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of April 15, 2015 (the "Merger Agreement"), among CollabRx, Inc., CollabRx Merger Sub, Inc. and the Company is consummated, any grant of options provided for in this Section 3(f) to be made after the date of the Merger shall be for shares of common stock, par value $.01 per share (the "CollabRx Common Stock"), of CollabRx, Inc.;

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(iii) The number of shares of Common Stock issuable upon the exercise of the options to be granted to the Employee pursuant to this Section 3(f) shall be appropriately adjusted in the event of any merger, consolidation, stock split or other similar event; provided, that, no adjustment shall be made upon the consummation of the Merger or the Parent Reverse Split (as defined in the Merger Agreement); and

(iv) Except as may be provided in any option plan pursuant to which the options may be granted, all awards will be subject to the terms of such plan.

4. Termination. Notwithstanding any other provision of this Agreement, prior to expiration of the Employment Term, this Agreement may be terminated under the following circumstances:

(a) Termination by the Company for Cause. Employee's employment hereunder may be terminated at any time by the Company for "Cause" upon written notice to the Employee. For purposes of this Section 4(a), "Cause" shall mean: (i) embezzlement, theft or other misappropriation of any Company property including, but not limited to, any misuse of Company funds or submission of any false, improper, or unnecessary expense reports, (ii) any conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) entered by Employee as to any violation of law, other than a minor traffic offense, (iii) material breach of his fiduciary obligations to the Company, (iv) any material failure to perform his job duties or material neglect of his job duties, which failure or neglect is not cured within ten (10) days following written notice to the Employee, (v) any breach of this Agreement, which breach is not cured within ten (10) days following written notice to the Employee of such breach, or (vi) any violation by Employee of the laws, rules, or regulations or orders of any governmental agency applicable to the Company. If Employee's employment is terminated by the Company for Cause, in addition to any other remedies the Company may have at law or in equity, the Employment Term shall expire immediately and the Company's obligations under Section 3 hereof shall immediately cease, except that the Company shall pay to Employee any earned but unpaid Base Salary.

(b) Termination by the Company without Cause. Employee's employment hereunder may be terminated at any time by the Company for any reason (other than Cause as defined above), by providing Employee with sixty (60) days written notice. During the notice period, Employee's Base Salary and Benefits under Section 3 will remain unchanged; provided, however, that Employee must fulfill all duties and responsibilities set forth herein and use his best efforts to train and support any replacement hired by the Company. Failure of Employee to comply with this requirement may result in Termination for Cause (as defined above). In the event that Employee's employment is terminated by the Company without Cause Employee will be paid his Base Salary for the lesser of: (i) six months from the date of termination or (ii) the remainder of the then-current Employment Term. In the event of a termination by the Company without Cause, Employee will also be eligible for continuing medical insurance coverage for Employee and his dependents under the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

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(c) Termination by the Employee. The Employee may terminate his employment with the Company for any reason by providing thirty (30) days written notice to the Company. During the notice period, Employee's Base Salary and Benefits under Section 3 will remain unchanged; provided, however, that Employee must fulfill all duties and responsibilities set forth herein and use his best efforts to train and support any replacement hired by the Company. Failure of Employee to comply with this requirement may result in Termination for Cause (as defined above).

(d) Termination due to Death or Disability. In the event of a termination due to Employee's death or Disability, the Company shall pay to Employee or Estate any earned but unpaid Base Salary within thirty (30) days following Employee's death or Disability. "Disability" shall mean a mental or physical impairment which results in the Employee being unable to perform the essential functions of his position for any consecutive or non-consecutive ninety (90) day period over any 1-year period during the Employment Period. Any dispute regarding the existence, the extent, or the continuance of a Disability shall be resolved by the determination of a duly-licensed and practicing physician selected by the mutual agreement of Employee and the Company. In the event the Parties cannot agree on a physician, the Company may select a physician to evaluate Employee. The cost of any such medical examination shall be borne equally by the Parties.

(e) Termination Obligations. In the event of Employee's termination for any reason, Employee shall cooperate fully with the Company in all matters relating to completing pending work on behalf of Company and the orderly transfer of work to other employees of the Company. Employee shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Employee's acts or omissions while employed by the Company. Employee's obligations under this Section 4(e) shall survive termination of this Agreement and Employee's employment with the Company.

(f) Offices/Directorships. In the event of Employee's termination for any reason, Employee shall be deemed to have resigned from all offices and directorships then held with Company.

5. Confidentiality; Non-Disclosure.

(a) Confidential Information. "Confidential Information" means any information about the Company, or any of its customers, clients, suppliers, or vendors in any form, however and whenever acquired, that is not generally known to business competitors or the general public, and shall include without limitation: (i) confidential, secret, and/or proprietary knowledge, data, or information; (ii) any "trade secret," as that term is defined by the Florida Uniform Trade Secrets Act ("FUTSA"), § 688.000, et seq., or as defined by any other state or federal law governing trade secrets, including the Uniform Trade Secrets Act; (iii) inventions, ideas, products, processes, formulas, patterns, compilations, devices, methods, techniques, processes, data, research, programs, know-how, improvements, discoveries, computer programs, source codes, and database structures; (iv) business methods, operations, plans, projects, finances, prices and costs, sales and shipping information/techniques, market studies, competitive analyses, accounts receivable or payable, billing methods, pricing policies, and other non-public financial information; (v) information concerning internal affairs, memoranda, policies, legal affairs, and security methods; and (vi) customer, client, vendor, and supplier names and addresses, lists, financial information, data, purchasing and supply histories.

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(b) Employee Obligations. During the course of Employee's employment with the Company, Employee will be given and receive access to Confidential Information. At all times during and subsequent to Employee's employment, Employee will not, directly or indirectly, disclose, discuss, publish, disseminate, or otherwise use or suffer to be used in any manner, any Confidential Information, except as otherwise allowed by this Agreement. Employee will use Confidential Information only for the contemplated purposes for the sole benefit of the Company and will disclose Confidential Information only as required in the course and scope of Employee's job duties. Immediately upon the termination of Employee's employment for any reason or at any time when requested by the Company, Employee will return all Confidential Information to the Company. Employee further acknowledges and agrees that a breach of any of the provisions of this Section 5 will leave the Company without an adequate remedy at law and therefore agrees that the remedy provided for herein is equitable and just, namely: (1) the Company shall be entitled to an immediate injunction to prohibit the further breach of any of these provisions, (2) the Company shall be entitled to prosecute to the extent allowed by law, and (3) the Company shall be entitled to recover fees associated with the cost of prosecution and damages.

6. Ownership of Company Property and Assignment of Intellectual Property. All Confidential Information is, and shall remain the Company's property and Employee will not remove any Confidential Information from Company premises. Additionally, any intellectual property, including patent, copyright and trademark rights, that are created by Employee, within the scope of employment during the period of his employment with the Company, are hereby irrevocably assigned to the Company.

(a) Work Made for Hire. All original works of authorship which are made, developed or prepared by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company, including, but not limited to, any designs, forms, formulas, materials, products, deliverables, work product, developmental or experimental work, computer software programs (including, without limitation, images, text, source code, html code, and scripts), databases, other original works, and any upgrades, modifications or enhancements to the foregoing, are the property of the Company, and all right, title and interest therein shall vest in the Company and shall be deemed a "work made for hire", as that term is defined in the United States Copyright Act. Unless otherwise agreed to in writing by the Company, nothing in this or any other agreement shall be construed to grant to Employee any ownership right, title or interest in or license to any of the foregoing works. To the extent that title to any such works may not, by operation of law, vest in the Company, or such works may not be considered to be "work made for hire", all right, title and interest therein are hereby irrevocably assigned by Employee to the Company without limitation. Employee hereby agrees to give to the Company and any person designated by the Company, any reasonable assistance, and shall execute, or cause to be executed, any such instrument required to perfect and enforce the rights defined herein.

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(b) Assignment of Inventions. During the course of Employee's employment with the Company, Employee may make, develop or conceive of inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice (collectively referred to as "Inventions"). The term "Inventions" further includes any useful process, composition of matter, software, machine, process, discovery, document or improvement which relates to the business activities in which the Company is or may become engaged. Employee agrees that he will promptly make full written disclosure to the Company and hereby assigns to the Company, or its designee, in perpetuity, all of his right, title, and interest in and to any and all Inventions, including background information necessary to practice such Inventions.

(c) Patent and Copyright Registrations. The Company and its nominees shall have the right to apply for statutory protections of such Inventions in any and all countries and jurisdictions. Furthermore, Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights. Employee further acknowledges that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement or his employment hereunder. If the Company is unable because of Employee's mental or physical incapacity to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of the foregoing, as applicable, now existing or hereafter filed, issued or acquired.

7. Restrictive Covenants. Employee agrees to the following Restrictive Covenants:

(a) Non-Compete. During employment and for a period of twelve (12) months after the termination of Employee's employment with the Company for any reason whatsoever ("Restricted Period"), Employee will not, directly or indirectly (on Employee's own behalf or on behalf of any other person or entity). engage in any business or own an interest in any business, including but not limited to, a sole proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, or unincorporated organization, whether as an individual proprietor, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, or in any manner whatsoever (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity), that (i) conducts business within the State of Florida or within a one hundred (100) mile radius of any geographic area in which the Company then conducts business and (ii) is competitive with any business in which the Company has been engaged at any time during Employee's employment.

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(b) Non-Solicit of Employees. During the Restricted Period, Employee will not, directly or indirectly (on Employee's own behalf or on behalf of any other person or entity), contact, recruit, solicit or otherwise seek to induce any employee or contractor of the Company to terminate his/its employment or engagement with the Company. This covenant applies to any employee or contractor who, at the time of such attempted recruitment/hire by Employee is currently employed or engaged with the Company or was previously employed or engaged with the Company within the three (3) year period immediately preceding the termination of Employee's employment.

(c) Non-Solicit of Customers/Business Relationships. During the Restricted Period, other than for the benefit of the Company, Employee will not, directly or indirectly, solicit, contact, or do business with any customer of the Company regarding any business engaged in by the Company; and/or divert or attempt to divert from the Company or otherwise interfere with any business relationship between the Company and any existing or prospective client or other source of business, investor, customer, client, vendor or other person or entity with which the Company maintains or has maintained a business relationship. For purposes of this Agreement, "customer" shall include any specific prospective or existing person or entity with whom the Company has engaged in business at any time during Employee's employment or within the three (3) year period preceding Employee's employment.

(d) Reasonableness of Restrictive Covenants. Employee has carefully read and considered the promises made in this Agreement. Employee agrees that the promises made in this Agreement are reasonable and necessary for protection of the Company's legitimate business interests, including but not limited to, its trade secrets; Confidential Information; existing and specific prospective customer relationships; productive and competent workforce; and undisrupted workplace. Employee further agrees that prior to signing this Agreement, he has been provided a reasonable time to review the Agreement and an opportunity to consult separate counsel concerning the terms of this Agreement.

(e) Savings Clause; Full Effect. If it is determined by a court of competent jurisdiction that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law. Additionally, the Company shall be entitled to the full benefit of the promises stated in this Agreement. Accordingly, if Employee violates any or all of the covenants, this Agreement shall remain in full force and effect beyond the expiration of the term of the promise, such that the Company receives the full benefit of its bargain. Employee's obligations under this Agreement shall survive the termination of Employee's employment with the Company.

(f) Independent Obligations. The restrictive covenants contained in this Agreement are independent of any other obligations owed by the Company to Employee. The existence of any claim or cause of action by Employee against the Company, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by the Company of any restrictive covenants contained herein.

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(g) Injunction. Employee acknowledges that a breach by him of the restrictive covenants contained in this Agreement will cause irreparable damage to the Company. Accordingly, in the event of a breach or threatened breach of the restrictive covenants contained in this Agreement, the Company shall be entitled to preliminary and permanent injunctive relief against Employee and all persons or entities acting in concert with Employee, to restrain the violation.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws. Employee agrees to submit to the jurisdiction of the State of Florida; Employee agrees that any dispute concerning the interpretation or application of this Agreement shall be heard BY A JUDGE AND NOT A JURY; and agrees that any suit shall be brought exclusively in any state or federal court of competent jurisdiction in Palm Beach County, Florida. Employee waives any and all objections to jurisdiction or venue.

9. Miscellaneous. The prevailing Party in any dispute concerning enforcement of the terms of this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. The waiver by the Company of any breach or default by Employee of any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on Employee’s part. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which shall together constitute one instrument. This Agreement may not be altered, modified, waived, or amended except by written instrument signed by the Parties. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Subject to Section 7(c), if any provision contained in this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions contained in this Agreement and the invalid provisions shall be deemed to have been severed from this Agreement. The provisions of this Section and Sections 4(e), 5, 6, 7, and 8 shall survive the termination or expiration of this Agreement and the Employment Term. Employee may not assign any rights under this Agreement, but the Company may assign its rights under this Agreement. This Agreement shall inure to the benefit of the Company’s successors, assigns, and related entities, regardless of whether such entity is in existence at the time of this Agreement or formed thereafter, and Employee hereby consents to the assignment to and enforcement of this Agreement by any successor, assignee, co-employer, parent, affiliate, joint venture or related entity of the Company. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

The Company:

400 South Australian Avenue
Suite 800
West Palm Beach, Florida 33401
Attn: Seamus Lagan

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Employee:

Mr. Jason P. Adams
11663 Sunrise View Lane
Wellington, Florida 33449

or to such other addresses as either Party hereto may from time to time give notice of to the other in the aforesaid manner.

10. Employee's Representations.

(a) The Employee represents and warrants to the Company that: (a) there are no restrictions, agreements or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful his entering into, or performing his obligations under, this Agreement, and that entering into this Agreement will not violate any agreement to which he is a party or any other legal restriction; (b) he will not use or disclose any confidential information of any prior employer or other person or entity during his employment with the Company; (c) he has, at his own expense, undertaken an independent analysis of the merits and risks of being awarded options under and pursuant to the terms of this Agreement, including any tax and legal consequences relating to the grant of such options, and upon exercise thereof, pursuant to the terms of such options, the ownership of the underlying shares of Common Stock; (d) he has been given an opportunity to review the books and records of the Company, all of which have been made available to him, including all of the Company's filings with the Securities and Exchange Commission; (e) he has had sufficient time to review the books and records of the Company; (f) he has fully satisfied himself as to any questions he may have concerning the Company, its assets, its liabilities and the Common Stock; (g) he acknowledges that (A) any options awarded and granted pursuant to this Agreement, cannot be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of, except in compliance with the Plan pursuant to which such options were granted, the terms and conditions of such option grant, and applicable securities laws and/or regulations, (B) he may have to hold the shares of Common Stock issuable upon exercise of such options for an indefinite period of time, and (C) he may have to bear the complete economic loss of his investment in the options and/or the shares of Common Stock issuable upon exercise of such options; (h) none of the information supplied by Employee to the Company or any representative of the Company or placement agency in connection with Employee's employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; (i) his entering into, or performing his obligations under, this Agreement will not make the Company subject to any order, legal process, decree, or prohibition to which it would not otherwise be subject and will not limit or adversely affect the Company or its business; (j) he, or persons he has retained, has knowledge, skill and experience in financial business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment in the options and/or the shares of Common Stock issuable upon exercise of such options, and protecting such Employee in connection with such investment; and (k) the Employee does not have any business or other relationship that creates or may create a conflict between the interests of the Employee and the Company or any affiliate.

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(b) The Employee represents and warrants to the Company that (i) he is a resident of the State of Florida; is an accredited investor, as such term is defined under the Securities Act of 1933, as amended, and is acquiring all of the equity, including the options, referenced herein, for his own account and without the intent toward the further sale or distribution thereof; (ii) he has the financial sophistication and business acumen necessary to evaluate the acquisition of any equity position in the Company, including the options and the shares of Common Stock underlying such options; understands that there are significant risks associated with such investments, evidenced by the acquisition of such options and the shares of Common Stock underlying such options; has been afforded the opportunity to ask management of the Company all relevant questions concerning the investments; has been afforded adequate answers to any and all of such inquiries; and understands that there may be significant tax consequences to him regarding such investments; and (iii) no one associated, directly or indirectly, with the Company, has rendered any tax advice to him, or has made any representations or guarantees to him as to the future value or worth of any equity position in the Company, including the options and the shares of Common Stock underlying such options.

(c) The Employee further agrees that each representation and warranty made by him in this Agreement will be deemed automatically given by him to the Company as of each date subsequent to the date hereof, when any equity (including options) pursuant this Agreement is being issued to him. Notwithstanding anything contained in this Agreement to the contrary, the issuance of any equity (including options) is subject to the ability of the issuer, in its sole discretion, to reasonably comply (without significant effort or cost) with applicable securities laws and/or regulations. Nothing contained in this Agreement shall cause or obligate the issuer to file a registration statement with the Securities and Exchange Commission with respect to any equity (including options) being acquired by the Employee.

11. Finality of Agreement. This document, when executed by the parties, supersedes all other agreements either verbal or written between the parties with respect to the matters discussed.

12. Acknowledgment. Employee acknowledges that he has read and understands this Agreement and Employee agrees to be bound by the terms and conditions described in this Agreement.

13. Code Section 409A Compliance.

(a) It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A"), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

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(b) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean Separation from Service.

(d) To the extent that reimbursements and in kind benefits provided under this Agreement are subject to Code Section 409A, such reimbursements and in kind benefits shall meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

EMPLOYEE	MEDYTOX SOLUTIONS, INC.

/s/ Jason P. Adams Jason P. Adams	By: /s/ Seamus Lagan Seamus Lagan, CEO

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